032 Putnam U.S. Government Income Trust
3/31/11 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1     Class A   34,724
          Class B   1,058
          Class C   3,251

72DD2     Class M   698
          Class R   385
          Class Y   1,368

73A1      Class A   0.390
          Class B   0.336
          Class C   0.335

73A2      Class M   0.372
          Class R   0.373
          Class Y   0.408

74U1	  Class A   90,722
	  Class B   2,849
	  Class C   9,620

74U2	  Class M   1,838
	  Class R   1,163
          Class Y   3,367

74V1	  Class A   14.14
	  Class B   14.08
	  Class C   14.03

74V2	  Class M   14.18
	  Class R   14.01
          Class Y   14.04

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount.
The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.